UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2011

Virginia Commerce Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Virginia	000-28635	54-1964895
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

5350 Lee Highway, Arlington, Virginia 22207

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 703.534.0700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 20, 2011, Virginia Commerce Bancorp, Inc. (the “Company”), parent company of Virginia Commerce Bank (the “Bank”), announced that Mark S. Merrill has accepted an offer to join the Bank as Executive Vice President and Chief Financial Officer and the Company as Chief Financial Officer in February 2012. In this capacity, Mr. Merrill will also serve as principal accounting officer for both the Company and the Bank.

Mr. Merrill currently serves as Executive Vice President and Chief Financial Officer of Tower Bancorp, Inc., which is party to a merger agreement with Susquehanna Bancshares, Inc. Mr. Merrill is expected to begin service as the Bank’s Executive Vice President and Chief Financial Officer and as the Company’s Chief Financial Officer after this merger closes, with his employment contingent upon his ability to join the Company and the Bank no later than February 21, 2012. For the purposes of this Current Report on Form 8-K, Mr. Merrill’s first day of service as Executive Vice President and Chief Financial Officer of the Bank and as Chief Financial Officer of the Company is referred to as the “Start Date.”

Wilmer L. Tinley, Jr., who has served as Interim Chief Financial Officer of the Company and the Bank since March 2011, will continue serving as Interim Chief Financial Officer until the Start Date. Following the Start Date, the Company and the Bank expect that Mr. Tinley will remain with the Company and the Bank in an advisory role during a transition period that is expected to last between three and five weeks following the Start Date.

As noted above, Mr. Merrill, 34, currently serves as Executive Vice President and Chief Financial Officer of Tower Bancorp, Inc., a publicly-traded bank holding company based in Harrisburg, PA, serving in this role since March 2009. As Chief Financial Officer of Tower Bancorp, Inc., Mr. Merrill has been responsible for oversight of the company’s finance, accounting, tax and financial reporting functions, has supervised the investment portfolio and asset-liability management processes, and has participated in the company’s strategic planning, budgeting and modeling processes. Mr. Merrill also serves as Executive Vice President of Graystone Tower Bank, beginning in such role in March 2009, and served as Chief Financial Officer of Graystone Tower Bank from March 2009 to January 2011. Prior to the merger of Tower Bancorp, Inc. with Graystone Financial Corp., Mr. Merrill served as Executive Vice President and Chief Financial Officer of Graystone Financial Corp. and Graystone Bank from July 2008 to March 2009 (collectively, “Graystone”), and served as Senior Vice President and Chief Financial Officer from July 2007 to June 2008, with oversight for Graystone’s finance, accounting, tax and financial reporting functions. Mr. Merrill served as Chief Accounting and Risk Officer of Graystone Bank from May 2006 to June 2007 and was responsible for managing financial, operational and compliance controls, evaluating the impact of new banking and accounting standards, and managing the annual budget process. Mr. Merrill also served as Vice President of Accounting Policy and Financial Controls for Waypoint Financial Corp. and Waypoint Bank of Harrisburg, PA from July 2003 to March 2005, and served as a senior associate in the Financial Services practice of PricewaterhouseCoopers LLP from July 1999 to July 2003. Mr. Merrill is a Certified Public Accountant and graduated with a B.S. in Accounting from Elizabethtown College.

There are no family relationships between Mr. Merrill and any executive officer or director of the Company or the Bank, and there are no arrangements or understandings pursuant to which he has been appointed. There are no transactions between the Company or the Bank and Mr. Merrill that would constitute related person transactions under Item 404(a) of Regulation S-K.

In connection with his service as Chief Financial Officer, Mr. Merrill will receive an annual salary of $250,000. Mr. Merrill will also receive a one-time signing bonus of $30,000 that must be repaid if Mr. Merrill voluntarily terminates employment or is terminated by the Company and the Bank for cause within one year of the Start Date. Mr. Merrill will also be granted an incentive stock option of 10,000 shares in accordance with all terms and conditions of the Virginia Commerce Bancorp, Inc. 2010 Equity Plan, and will be eligible to participate in the Executive Incentive Plan beginning in 2012. Mr. Merrill will receive a monthly car allowance of $500, and will be reimbursed for meals and accommodations up to $3,000 per month during the first 120 days of employment. Mr. Merrill will be eligible to participate in any employee benefit plans maintained by the Company or the Bank for the benefit of its senior executives and for which he will become eligible, such as medical and dental insurance, group life insurance, long term and short term disability insurance, and a 401(k) retirement plan.

The Company and the Bank expect to enter into a written employment agreement with Mr. Merrill at the time of the Start Date and will disclose the terms of any such employment agreement when it has been executed.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of business acquired. Not applicable.

(b) Pro forma financial information. Not applicable.

(c) Shell company transactions. Not applicable.

(d) Exhibits.

99	Press Release dated December 20, 2011

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRGINIA COMMERCE BANCORP, INC.

By:	/s/ Peter A. Converse
Peter A. Converse, President and Chief Executive Officer

Dated: December 20, 2011

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